CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated October 26, 2010, accompanying the financial statements of Investment Grade Municipal Trust, Series 18 and Pennsylvania Insured Municipals Income Trust, Series 265 (included in Van Kampen Focus Portfolios, Municipal Series 391) as of June 30, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended June 30, 2010, contained in this Post-Effective Amendment No. 8 to Form S-6 (File No. 333-97239) and
Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 26, 2010